UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement
Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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SCHEID VINEYARDS INC.
(Name of Registrant as Specified in its Charter)
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SCHEID VINEYARDS INC.
305 Hilltown Road
Salinas, California 93908
(831) 455-9990

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Scheid Vineyards Inc., a Delaware corporation (the “Company” or “we”) and Alfred G. Scheid, our Chairman of the Board and controlling stockholder of the Company, are furnishing this Information Statement to you, as a holder of our Class A Common Stock, par value $0.001 per share, or Class B Common Stock, par value $0.001 per share (collectively, the “Common Stock”), to inform you of (i) the approval of resolutions by the Company’s Board of Directors (the “Board”) proposing amendments to our Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of our Class A Common Stock and our Class B Common Stock (the “Reverse Stock Split”) and (ii) our receipt of written consents approving such amendments by stockholders holding 78.0% of the voting power of all of our stockholders entitled to vote on the matter, 50.3% of the voting power of the holders of our Class A Common Stock, and 98.3% of the voting power of the holders of our Class B Common Stock.

The resolutions adopted by the Board and the written consents of the stockholders give us the authority to file the Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”). The Certificate of Amendment shall be filed with the Secretary of State of the State of Delaware on, or about May 11, 2006 and will become effective at the time set forth therein (the “Effective Date”). As a result of the Reverse Stock Split, as described in more detail below, stockholders who, on the Effective Date, own fewer than five (5) shares, or own fractional shares after the Reverse Stock Split, of either our Class A or Class B Common Stock will have their fractional shares cashed out based upon a price of $9.25 per pre-split share.

We have two classes of capital stock outstanding, our Class A and Class B Common Stock. As of the date of this Information Statement, 4,024,419 shares of Class A Common Stock and 1,097,215 shares of Class B Common Stock were issued and outstanding. Each share of Class A Common Stock was entitled to cast one vote, and each share of Class B Common Stock was entitled to cast five votes, with regard to the approval of the Reverse Stock Split and the Certificate of Amendment. There are no appraisal rights with respect to the Reverse Stock Split and the Certificate of Amendment. Although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date, if it determines that abandoning the Reverse Stock Split is in the best interests of the Company.

The intended effect of the Reverse Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we will be eligible to terminate the public registration of our Class A Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the Reverse Stock Split has the intended effect, we will file to deregister our Class A Common Stock with the Securities and Exchange Commission (the “Commission”) and to terminate the listing of shares of our Class A Common Stock on the Nasdaq Stock Market SmallCap Market System (“Nasdaq”). We will in such case no longer be required to file periodic reports with the Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

All necessary corporate approvals in connection with the Reverse Stock Split have been obtained. This Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the Delaware General Corporation Law, solely for the purpose of informing stockholders of the Reverse Stock Split before it takes effect. This Information Statement shall serve as notice to our stockholders who did not consent to action of our stockholders taken without a meeting, pursuant to Section 228(e) of the Delaware General Corporation Law.

This Information Statement is dated April 12, 2006 and is first being mailed to our stockholders on or about April 21 2006.

i

SUMMARY OF TERMS OF REVERSE STOCK SPLIT

The following is a summary of the material terms of the proposed Certificate of Amendment, the Reverse Stock Split and the other transactions contemplated in connection with the Reverse Stock Split.

This Information Statement contains a more detailed description of the terms of the proposed Certificate of Amendment and the Reverse Stock Split. We encourage you to read carefully the entire Information Statement and each of the documents that we have attached as an Annex to this Information Statement.

•       Management proposed, a special committee of outside independent directors comprised of John L. Crary, Robert P. Hartzell and Keith L. Krum (the “Special Committee”). The Special Committee reviewed and recommended to the Board (consisting of John L. Crary, Robert P. Hartzell, Keith L. Krum, Alfred G. Scheid and Scott D. Scheid), and the Board has authorized a 1-for-5 Reverse Stock Split of our Class A Common Stock, par value $.001 per share, and a 1-for-5 Reverse Stock Split of our Class B Common Stock, par value $.001 per share. See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split,” “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” in this Information Statement.

•       The Special Committee and the Board has deemed it to be in the best interest of the Company to conduct the Reverse Stock Split for both the Class A and Class B Common Stock.  Each share of Class B Common Stock has five (5) votes compared to one (1) vote for each share of Class A Common Stock on each matter upon which holders of Class A and Class B Common Stock vote together as a single class.  The holders of Class A Common Stock and Class B Common Stock generally vote together as a single class on all matters except the election of directors.  As such, the Special Committee and the Board concluded that the Class A holders would be adversely effected if the Company did not reverse split both the Class A and Class B Common Stock on a one-for-five share basis.  The Company’s Class B Common Stock is convertible, any time, at the option of the holder, into shares of the Company’s Class A Common Stock on a one-for-one basis.  As such, the Special Committee and the Board concluded that the Company’s Class A and Class B Common Stock should be equally valued. See also the information under the caption “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” in this Information Statement.

•       The Special Committee and the Board conducted a separate analysis as to the fairness of this transaction to unaffiliated stockholders owning shares being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse Stock Split.  The Special Committee and the Board has determined that the Reverse Stock Split is fair to and in the best interest of the Company’s unaffiliated stockholders, both those that will be cashed out and those that will remain stockholders after the Reverse Stock Split is consummated.  The Company and Alfred G. Scheid believe that the Reverse Stock Split is substantively and procedurally fair to the Company’s unaffiliated stockholders who are entitled to receive a cash payment of $9.25 per pre-split share.  The Special Committee and the Board unanimously approved the Reverse Stock Split.  In addition, the Company and Mr. Scheid, in making this determination, considered other factors such as the Company’s current and historical stock prices, net book value and prices paid in recent repurchases made by the Company.  See also the information under the captions “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” and “Special Factors—Procedural Fairness” in this Information Statement.

•       The Special Committee and the Board did not rely on a third party fairness report, opinion, appraisal, or other independent assessment of the fairness of the terms of the Reverse Stock Split or the value of our Common Stock, but did rely on an internal company study. See also the information under the caption “Special Factors—Procedural Fairness” in this Information Statement.

•       The Certificate of Amendment requires the approval of the holders of a majority of our outstanding voting securities. The members of the Board and certain executive officers have voted, or caused to be voted, all shares which they directly or indirectly control in favor of the Reverse Stock Split. The shares of stock beneficially held by these directors and executive officers represent a majority of our outstanding voting securities, approximately 40.0% of the voting power of the Class A Common Stock and approximately 78.3% of the voting power of the Class B Common Stock. See also the information under the caption “Special Factors—Description of the Reverse Stock Split” in this Information Statement.

•       When the Reverse Stock Split becomes effective, you will receive one new share of Class A Common Stock for each five (5) shares of Class A Common Stock you own as of the Effective Date and one new share of Class B Common Stock for each five (5) shares of Class B Common Stock you own as of the Effective Date. If you do not own a number of shares of Class A or Class B Common Stock evenly divisible by five (5), you will receive a cash payment based upon the amount of $9.25 per pre-split share in lieu of a fraction of a share of new Class A Common Stock and/or new Class B Common Stock that would otherwise be issued following the Reverse Stock Split. If you hold less than five (5) shares of either Class A or Class B Common Stock, you will receive a cash payment of $9.25 per pre-split share. As soon as practicable after the Effective Date, you will be notified and asked to surrender your stock certificates to American Stock Transfer and Trust Company (the “Exchange Agent”). Upon receipt of your stock certificates by the Exchange Agent, you will receive your cash payment. See also the information under the caption “Special Factors—Description of the Reverse Stock Split” in this Information Statement.  In any event, all fractional shares, whether or not surrendered, will be cancelled.

•       The Company presently has approximately 387 stockholders of record of its Class A and Class B Common Stock, of which approximately 235 stockholders each own only one (1) share and seven other stockholders each own fewer than five (5) shares.  In the aggregate, the shares held by these small holders comprise less than 1% of the Company’s outstanding capital stock.  When the Reverse Stock Split is effected, the Company believes that, based on the Company’s stockholder records, 15 stockholders will remain as holders of Class B Common Stock, beneficially owning 100% of the outstanding Class B Common Stock, and approximately 137 stockholders (7 of which are also holders of Class B Common Stock) will remain as holders of Class A Common Stock, beneficially owning 100% of the outstanding Class A Common Stock.  Class A and Class B stockholders, who now beneficially own approximately 99.9% of the outstanding Class A and Class B Common Stock, will beneficially own 100% of the outstanding Class A and Class B Common Stock after the Reverse Stock Split.  See also the information under the captions “Special Factors—Reasons for and Purpose of the Reverse Stock Split” and “Special Factors—Conduct of the Company’s Business After the Reverse Stock Split” in this Information Statement.

•       The number of shares underlying each outstanding stock option under the Company’s 1997 Stock Option/Stock Issuance Plan will be decreased by a factor of five (5), and the exercise price of each outstanding stock option will be increased by a factor of five (5) as a result of the Reverse Stock Split. No fractional shares will be issued or issuable upon exercise of any options under the Plan following the Reverse Stock Split. In lieu of fractional shares, optionees will receive a cash payment equal to the fair market value per share at the time of exercise as determined by the Board. See also the information under the caption “Special Factors—Effect of the Reverse Stock Split on Option Holders” in this Information Statement.

•       The Reverse Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with the termination of our obligations as a public company. See also the information under the captions “Special Factors—Effects of the Reverse Stock Split, “Special Factors—Financial Effect of the Reverse Stock Split” and “Special Factors—Conduct of the Company’s Business After the Reverse Stock Split” in this Information Statement.

•       When the Reverse Stock Split becomes effective, we will be eligible to cease filing periodic reports with the Commission and we intend to cease public registration and terminate the listing of shares of our Class A Common Stock on Nasdaq. Our Class B Common Stock has not been registered with the Commission nor listed on Nasdaq or any securities exchange. Once we cease public registration and terminate the listing of our Class A Common Stock, we will no longer be obligated to file periodic reports with the Commission or furnish reports to our stockholders. The Company anticipates that its Class A Common Stock will be traded on the Pink Sheets Electronic Quotation Service, but can make no assurances that any broker will make a market in the Company’s Class A Common Stock. See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split” and “Special Factors—Recommendation of the Special Committee and the Board; Fairness of Reverse Stock Split,” and “Special Factors—Termination of Exchange Act Registration” in this Information Statement.

•       Those stockholders who receive a cash payment in the Reverse Stock Split will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Class A or Class B Common Stock which have been cancelled. Those record holders who receive Class A Common Stock, Class B Common Stock or both incident to the Reverse Stock Split, but no cash, will not recognize any gain or loss for federal income tax purposes. See also the information under the caption “Special Factors—Federal Income Tax Consequences of the Reverse Stock Split” in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your own particular circumstances.

•       You are not entitled to appraisal rights under either our governance documents or the Delaware General Corporation Law. See also the information under the caption “Special Factors—Description of the Reverse Stock Split” in this Information Statement.

•       The Board believes that the Reverse Stock Split is subject to the following disadvantages.  Stockholders owning less than five (5) shares of either our Class A or Class B Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing.  In addition, stockholders who are cashed out will not be able to participate in our future growth and any increase in market value of their shares.  The Board believes that the public market for shares of our Common Stock, where liquidity has been limited, could be greatly diminished.  Moreover, stockholders remaining in the Company following the Reverse Stock Split will no longer have readily available to them all of the information regarding our operations and results that is currently available in our filings made with the Commission.  The Board has also concluded that the elimination of our Class A Common Stock’s trading market may result in our Company having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as valuable in a private company.  Furthermore, we will be less likely to be able to use our shares to acquire other companies and will no longer have access to public markets and may find it difficult to raise capital if we need to do so.  Upon terminating our public reporting, we will no longer file, among other things, annual or quarterly reports with the Commission. We will no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or the liability provisions of the Exchange Act. In addition, our officers will no longer be required to certify the accuracy of our financial statements. See also the information under the caption “Questions and Answers About the Reverse Stock Split” in this Information Statement.

•       Although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company.  The Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed.  Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. We have the financial resources to complete the Reverse Stock Split, the costs of which we anticipate to be approximately $90,000. However, if on the date immediately preceding the Effective Date, we believe that the cash required to pay for the Reverse Stock Split exceeds our reasonable estimate of the amount of cash necessary to consummate the Reverse Stock Split, the Board reserves the right not to effect the Reverse Stock Split. If the Board decides to withdraw or modify the Reverse Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations. See also the information under the captions “Special Factors—Financing of the Reverse Stock Split” and “Special Factors—Reservation of Rights” in this Information Statement.

SELECTED FINANCIAL INFORMATION
(in thousands, except per share data)

The following summary of historical consolidated financial data was derived from the Company’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2005 and September 30, 2004 and the Company’s audited consolidated financial statements as of and for each of the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of the Company and other financial information, including the notes thereto, contained in the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 and our Annual Report on Form 10-KSB for the year ended December 31, 2005. See “Available Information” on page 29.

	September 30,		December 31,
	2005	2004	2005	2004	2003
Balance Sheet:
Total current assets	$16,368	$22,628	$24,610	$16,995	$15,953
Total noncurrent assets	$69,091	$47,678	$65,315	$48,485	$51,549
Total current liabilities	$3,049	$10,204	$5,199	$9,297	$3,697
Total noncurrent liabilities	$45,423	$21,705	$42,709	$18,581	$25,494
Total stockholders’ equity	$36,987	$38,397	$42,017	$37,602	$38,311
Book value per share	$7.24	$7.01	$8.23	$7.51	$7.00

	For the Nine Months Ended September 30,		For the Fiscal Years Ended December 31,
	2005	2004	2005	2004	2003
Income Statement:
Total revenues	$9,795	$16,062	$31,209	$23,624	$26,356
Total cost of revenues	$6,734	$11,027	$17,627	$15,372	$14,501
Total operating expenses, excluding income taxes	$4,098	$4,694	$6,218	$6,023	$6,719
Income (loss) from operations	$(1,037)	$161	$7,364	$2,229	$5,136
Net income (loss)	$(622)	$92	$4,407	$1,335	$3,040
Net income (loss) per common share
Basic	$(0.12)	$0.02	$0.86	$0.25	$0.56
Diluted	$(0.12)	$0.02	$0.86	$0.25	$0.56
Income (loss) per common share from continuing operations
Basic	$(0.20)	$0.03	$1.44	$0.41	$0.94
Diluted	$(0.20)	$0.03	$1.43	$0.41	$0.94
Ratio of earnings (loss) to fixed charges	(0.15)	1.09	4.41	2.82	5.17

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

The following questions and answers briefly address certain questions about the Reverse Stock Split that are not addressed in the “Summary of Terms of Reverse Stock Split.” They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement, including the documents annexed hereto.

Q:             What are some of the advantages of the Reverse Stock Split?

A:             The Board believes that the Reverse Stock Split will have, among others, the following advantages:

•       because of the number of stockholders of the Company will be less than 300, we will terminate the registration of our Class A Common Stock under the Exchange Act and terminate the listing on Nasdaq, which will eliminate the significant tangible and intangible costs of our being a public company (with estimated tangible costs savings of approximately $485,000 before taxes annually for us);

•       we will be able to provide complete liquidity for the relatively large number of unaffiliated stockholders holding fewer than five (5) shares where liquidity has been limited in the public market;

•       we will be able to eliminate the obligation to publicly disclose sensitive, competitive business information;

•       we will be able to achieve the overhead reduction associated with the Reverse Stock Split without negatively affecting our business operations; and

•       our management will be able to better focus on our business’s long-term goals and objectives.

See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split,” “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split,” and “Special Factors—Procedural Fairness” in this Information Statement.

Q:             What are some of the disadvantages of the Reverse Stock Split?

A:             The Board believes that the Reverse Stock Split will have, among others, the following disadvantages:

•       stockholders owning less than five (5) shares of either our Class A or Class B Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer be a stockholder of our Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our Company’s value;

•       the public market for shares of our Common Stock, where liquidity has been limited, could be greatly diminished;

•       stockholders remaining in the Company following the Reverse Stock Split will no longer have readily available to them all of the information regarding the Company’s operations and results that is currently available in the Company’s filings with the Commission;

•       the elimination of our Class A Common Stock’s trading market may result in our Company having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as valuable in a private company;

•       we will be less likely to be able to use our shares to acquire other companies; and

•       it will be more difficult for us to access the public equity markets.

See also the information under the captions “Special Factors—Reasons for and Purpose of the Reverse Stock Split,” “Special Factors—Effects of the Reverse Stock Split,” “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders,” and “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” in this Information Statement.

Q:             What are some of the reasons for terminating the registration of our Class A Common Stock under the Exchange Act?

A:             The Board believes that the Company currently derives no material benefit from its public company status. In addition to the related direct financial burden from being a public company, the thin trading market in our Class A Common Stock has not provided the desired level of liquidity to our stockholders, permitted us to use our stock as currency for acquisitions or other transactions, nor provided a meaningful incentive for our key employees.

See also the information under the caption “Special Factors—Reasons for and Purpose of the Reverse Stock Split” in this Information Statement.

Q:             What are some of the factors that the Special Committee and the Board considered in approving the Reverse Stock Split?

A:             The Special Committee and the Board considered several factors in recommending and approving the Reverse Stock Split. Importantly, the Special Committee and the Board considered the relative advantages and disadvantages discussed above and under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split,” “Special Factors—Strategic Alternatives Considered,” “Special Factors—Background of the Reverse Stock Split” and “Special Factors—Effects of the Reverse Stock Split” in this Information Statement. The Special Committee and the Board also considered numerous other factors, including:

•       the financial presentations and analyses of management regarding the Reverse Stock Split, including management’s determination that a price of $9.25 per pre-split share be paid for fractional shares to our stockholders owning a number of shares not evenly divisible by five (5);

•       the Special Committee and the Board’s discussions and conclusions about the fairness of the price of $9.25 per pre-split share to be paid following the Reverse Stock Split to unaffiliated stockholders owning fewer than five (5) shares;

•       the projected tangible and intangible cost savings to the Company by terminating our public company status; and

•       the elimination of the Company’s obligation to publicly disclose sensitive, competitive business information.

See also the information under the captions “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders,” and “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” in this Information Statement.

Q:             What are the interests of directors and executive officers in the Reverse Stock Split?

A:             In considering the recommendation of the Board and its Special Committee to approve the Reverse Stock Split proposal, we believe that the percentage change in the ownership of Class A and Class B Common Stock by our directors and officers will be de minimus. The effect of the Reverse Stock Split has no effect on Alfred G. Scheid’s interest in the net book value and net earnings of the Company calculated in terms of both dollar amounts and percentages.

See also the information under the captions “Special Factors—Effects of the Reverse Stock Split” and “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” in this Information Statement.

Q:             What is the total cost of the Reverse Stock Split to the Company?

A:             We estimate that we will pay approximately $2,200 to cash out fractional shares. In addition, we anticipate incurring approximately $90,000 in fees and costs in connection with the Reverse Stock Split.

See also the information under the captions “Special Factors—Effects of the Reverse Stock Split,” “Special Factors—Financial Effect of the Reverse Stock Split” and “Special Factors—Costs of the Reverse Stock Split” in this Information Statement.

Q:             At what prices has the Company’s stock traded recently?

A:             Our Class A Common Stock is traded on the Nasdaq SmallCap Market System under the symbol “SVIN.” We have set forth below our high and low bid price information for the periods indicated, as reported by Nasdaq. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
2004
First quarter	$6.35	$4.76
Second quarter	$5.34	$4.81
Third quarter	$5.95	$4.91
Fourth quarter	$6.26	$5.13
2005
First quarter	$6.59	$6.00
Second quarter	$6.34	$5.20
Third quarter	$6.63	$5.85
Fourth quarter	$7.20	$6.01
2006
First quarter	$7.62	$5.95

The Company has never paid any dividends on its Class A or Class B Common Stock. The Company intends to retain its future earnings, if any, and does not anticipate paying cash dividends on either class of its Common Stock in the foreseeable future. In addition, the Company’s principal bank credit facilities prohibit the payment of cash dividends without the consent of the lender.

On January 27, 2006, the last trading day prior to the initial announcement of the Reverse Stock Split, the Company’s Class A Common Stock’s closing price per share was $6.89. On April 11, 2006, the last practicable trading day prior to the date of this Information Statement,, the Company’s Class A Common Stock’s closing price was $ 7.05.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project” and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undo reliance on any forward-looking statements included in this Information Statement.

SPECIAL FACTORS

Reasons for and Purpose of the Reverse Stock Split

The primary purpose of the Reverse Stock Split is to reduce the number of holders of record of our Common Stock to fewer than 300, so that we can terminate the registration of our Class A Common Stock under Section 12(g) of the Exchange Act. The Reverse Stock Split is expected to ultimately result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act, and is likely to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of shares. The Reverse Stock Split is thus expected to enable the Company’s management and employees to devote more time and effort to the Company’s operations.

The Board’s decision to effect the Reverse Stock Split was not predicated on any financial difficulties at the Company, including any decreases in revenue or net income. Rather, the Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. As a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act, we do not believe that continuing our public company status is in the best interest of the Company or our stockholders.

The Board believes that the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. We have been unable to take advantage of the capital available through the public markets due to our historically low stock price.  Further, our Board does not presently intend to raise capital through sales of our securities in a public offering. Our Common Stock’s small public float and limited trading volume have limited our ability to use our Common Stock as acquisition currency and to attract and retain employees. Accordingly, we have not, and are not likely to make use of, or benefit from, the advantages generally associated with operating as a public company.

Our status as a public company has not only failed to benefit our stockholders materially, but also, in the Board’s view, places an unnecessary financial burden on us. That burden has risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the Commission’s filing and reporting requirements imposed on public companies. Many of the requirements of this legislation are only now being felt by us as a result of the phase-in schedule for smaller public companies. The timing of the Reverse Stock Split relates to the expenses of operating for another year as a public reporting company, as a large portion of these expenses are incurred at the beginning of the fiscal year.  Direct costs associated with compliance with the Commissions’ public reporting requirements include, but are not limited to auditing fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the Commission. To comply with the public company requirements, we incur an estimated $485,000 annually before taxes in related expenses as follows:

Audit and Accounting	$100,000
Legal Fees	50,000
Stockholder Expenses	30,000
Nasdaq Fees	18,000
Miscellaneous	37,000
Internal Control Compliance*	250,000
Total	$485,000

*                    Consists of costs associated with compliance with the Sarbanes-Oxley Act related to establishing and maintaining adequate internal controls and procedures for financial reporting, and our internal review and audit of our financial statements.

The estimates set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company by consummating the Reverse Stock Split at this time rather than continue to subject the Company to these burdens.

The substantial costs and burdens imposed on us as a result of being public are likely to continue to increase significantly as a result of the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the Commission. The overall executive time expended on the preparation and review of our public filings will likely continue to increase substantially in order for our Chief Executive Officer and Chief Financial Officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders. Additionally, the passage of the Sarbanes-Oxley Act may make it difficult for us to attract and retain independent directors without increasing director compensation and obtaining additional directors and officers’ liability insurance.

In certain respects, being a public company has resulted in the Company being at a competitive disadvantage with respect to its privately-held competitors. In the Board’s view, many of the Company’s competitors have a cost advantage in that they do not have the operating expenses associated with being a public company. Furthermore, the Company’s competitors, as well as the companies with whom we transact business, can use publicly disclosed information that the Company files under the Exchange Act to the detriment of the Company. Publicly available information on the Company can be readily analyzed by privately-held competitors and other companies rendering the Company at a competitive disadvantage in the marketplace. Conversely, the Company does not have access to similar information with respect to non-public rivals nor can it protect information about its business if it is mandated by federal securities laws to release such information on an annual or quarterly basis.

For example, the Company must make regular press releases that disclose inside information and these press releases are reported in numerous wine industry publications. Consequently, customers and competitors have ready access to detailed information regarding the Company’s sales, costs and profits. This has put the Company at a competitive disadvantage during negotiations of grape, wine and processing contracts. The Company’s current and potential customers are able to gain the upper hand in negotiations by knowing detailed production and financial information about the Company. With this information in hand, the Company’s competitors can also analyze its operations and pricing tactics and respond strategically. The Company has no means to obtain comparable information concerning its customers or competitors. In addition, the Company’s competitors enjoy a cost advantage inasmuch as they do not incur the expenses associated with being a public company.

See also information under the caption “Special Factors—Strategic Alternatives Considered” in this Information Statement for an additional description of the reasons why the Board approved the Reverse Stock Split instead of another alternative transaction structure.

The Reverse Stock Split will terminate the equity interests in the Company of approximately 242 record holders of Class A and Class B Common Stock who each own fewer than five (5) shares of Class A Common Stock, and may reduce the equity interest of any record holder who beneficially holds a number of Class A or Class B Common Stock that is not evenly divisible by five (5). Of the 242 record holders who each own fewer than five (5) shares of Class A and Class B Common Stock, 235 of them each own one (1) share. The Reverse Stock Split is expected to relieve the Company of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and Nasdaq listing requirements by deregistering and delisting its Class A Common Stock. Additionally, the Reverse Stock Split would provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of the Company’s Class A Common Stock.

We intend for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as record holders. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

The Company presently has approximately 387 stockholders of record of its Class A and Class B Common Stock, of which approximately 235 stockholders each own only one (1) share and seven other stockholders each own fewer than five (5) shares. In the aggregate, the shares held by these small holders comprise less than 1% of the Company’s outstanding capital stock. The administrative burden and cost to the Company of maintaining records in respect of these numerous small accounts and the associated cost of printing and mailing information to them is, in the Board’s view, excessive given the Company’s size. These expenditures result in no material benefit to the Company. The Reverse Stock Split will enable the Company to eliminate much of this cost.

When the Reverse Stock Split is consummated, stockholders owning fewer than five (5) shares of Class A or Class B Common Stock will no longer have any equity interest in the Company and will not participate in any future earnings of the Company or any increases in the value of the Company’s assets or operations. Additionally, stockholders owning more than five (5) shares of Class A or Class B Common

Stock but not a number of shares evenly divisible by five (5), may have a reduced equity interest in the Company and reduced participation in future potential earnings or growth of the Company. Thus, only management, directors and remaining stockholders of the Company will benefit from any future increase in the Company’s earnings. The stockholders who will continue to have a common equity interest in the Company after the Reverse Stock Split will own a security, the liquidity of which will be restricted. The share price offered by the Company to holders with a number of shares of Class A or Class B Common Stock not evenly divisible by five (5) was not determined at arm’s length. See also information under the caption “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” in this Information Statement.

Strategic Alternatives Considered

In making the determination to proceed with the Reverse Stock Split, the Board considered two (2) other strategic alternatives. As discussed below, however, these other alternatives were ultimately rejected because the Board believed that the Reverse Stock Split would be the simplest and most cost effective approach in which to achieve the purposes described above. These alternatives were:

•       Self-tender offer. The Board considered a self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. However, the results of an issuer tender offer would be unpredictable, due to its voluntary nature. The Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse Stock Split transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares.

•       Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being public and other considerations described herein, the Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

Background of the Reverse Stock Split

The issue of effecting a going private transaction as a possible strategic alternative was first discussed during meetings held by management in mid-December 2003.  These discussions were prompted by the fact that another publicly-held company in the wine industry had recently announced its intention to go private.  In addition, management discussed a going private transaction as a means of substantially reducing our general and administrative expenses that were incurred as a result of the implementation of the Sarbanes-Oxley Act.  As a result of these discussions, management recommended that members of the Board and management have an informal, exploratory meeting with the law firm of Farella, Braun & Martel to discuss the benefits and detriments associated with taking our Company private.  This meeting took place in January 2004 and was attended by all five (5) Board members (Alfred G. Scheid, Scott D. Scheid, Heidi M. Scheid, John L. Crary and Robert P. Hartzell), as well as Kurt J. Gollnick, our Chief Operating Officer, and Michael S. Thomsen, our Chief Financial Officer.  The meeting focused on educating the participants about the various alternatives for taking our Company private, and the costs and problems that might be encountered in connection with a going private transaction.

Throughout 2004, management had informal discussions regarding taking the Company private.  These discussions were prompted by the increasing burden of being a publicly held company, coupled with the realization that our Company derived no material benefit from its public company status.  No definitive actions were taken in 2004 with respect to effecting a going private transaction.

From mid-December 2003 to June 2005, there were no deliberations by the Board in connection with evaluating or implementing a going private transaction. On June 8, 2005, Alfred G. Scheid, Scott D. Scheid, Heidi M. Scheid, Kurt J. Gollnick and Michael S. Thomsen met with attorneys from the law firm of DLA Piper Rudnick Gray Cary to learn more about the pros and cons associated with going private transactions, and discussed various alternatives for taking our Company private, including a tender offer and a reverse stock split.  The fact that our Company has many stockholders who only own one (1) share was discussed at the meeting as a factor to consider whether to pursue a going private transaction.

Beginning in October 2005, as part of a broader effort to explore strategic alternatives for our Company, all five (5) Board members, as well as Kurt J. Gollnick, our Chief Operating Officer, and Michael S. Thomsen, our Chief Financial Officer, had further discussions about evaluating a reverse stock split as a strategic alternative for our Company.  On October 19, 2005, in order to comply with Nasdaq listing requirements, the Board appointed Keith L. Krum to the Board and accepted the resignation of Heidi M. Scheid from the Board.  Ms. Scheid continued to serve as Senior Vice President, Treasurer and Secretary of the Company.

On December 1, 2005, all five (5) members of our Board, along with Heidi M. Scheid, our Senior Vice President, Kurt J. Gollnick, our Chief Operating Officer, and Michael S. Thomsen, our Chief Financial Officer, held a Board meeting to discuss the background of our Company, the pros and cons of being a publicly held company, the prospective costs of complying with the Sarbanes-Oxley Act and other pertinent financial data compiled by management to provide a complete financial picture of our Company at the meeting.  Our outside legal counsel from Richardson Patel LLP were present to answer questions.  At the meeting, the Board discussed three (3) possible alternatives:  (i) maintaining the status quo as a public company; (ii) a tender offer to reduce the number of stockholders to less than 300; and (iii) a reverse stock split.  The Board considered these three (3) strategic alternatives and ultimately decided to pursue a going private transaction because it concluded that our Company would benefit from the future cost savings expected to be realized from the termination of our public company status.  In addition, the Board concluded that the Reverse Stock Split was preferable to a tender offer because it would be the simplest and most cost effective way to reduce the number of stockholders to less than 300.

In view of possible conflicts of interest involved with effecting the Reverse Stock Split, our Board unanimously decided on December 2, 2005, that it would be advisable to form a Special Committee comprised of independent Board members to investigate whether the Reverse Stock Split was advisable, in the best interests of, and substantively and procedurally fair to, our stockholders, whether they are cashed out or remain as stockholders of our Company after the split.  The Special Committee was formed consisting of the three (3) independent directors, John L. Crary, Robert P. Hartzell and Keith L. Krum.  None of the directors is employed by or affiliated with our Company or Alfred G. Scheid.  The Special Committee appointed John L. Crary as chairman.

The Board felt that, although they had consulted with other law firms that all purported to have experience in going private transactions, none of the firms had displayed a thorough understanding of the problems and alternatives associated with taking a company private.  The Special Committee therefore agreed that Mr. Crary’s first charge was to retain and consult with legal counsel that had the depth of knowledge and experience that the Special Committee considered necessary to effect the Reverse Stock Split.

On December 7, 2005, John L. Crary, along with Alfred G. Scheid and Heidi M. Scheid, interviewed Mr. Gerald Chizever and certain of his associates at Loeb & Loeb LLP in Los Angeles, California.  At this meeting, the three (3) strategic alternatives listed above were discussed, along with the pros and cons associated with each alternative and the rationale behind the Board electing to pursue the Reverse Stock Split.  Mr. Crary summarized the discussions at the meeting to the other members of the Special Committee, and they decided to retain  Loeb & Loeb LLP to pursue the Reverse Stock Split.

The Special Committee instructed management to prepare an internal study of the Reverse Stock Split and a pricing analysis for the price to be paid to stockholders in lieu of issuing fractional shares in the Reverse Stock Split.  The Special Committee determined that it would not be cost-effective to obtain a third party fairness report, opinion, appraisal, or other independent assessment of the fairness of the terms of the Reverse Stock Split or the value of our Common Stock, and was satisfied that they could rely on the internal Company study for their pricing analysis.  The Special Committee did not rely on a fairness report, opinion, appraisal or other independent assessment on behalf of our unaffiliated stockholders because it concluded that the Reverse Stock Split is structured costs associated with obtaining such a report or opinion, which could be between $40,000 and $100,000, outweighed its perceived benefits.

On January 17, 2006, the Special Committee approved a price to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split.  Each of the Special Committee members reviewed the information set forth below under “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split.”  The Special Committee, approved a 1-for-5 reverse split of our Common Stock, with $9.25 per share to be paid in cash in lieu of issuing fractional shares. The selected split ratio was a result of calculations intended to determine how many stockholders needed to be cashed out to achieve our goal of going private.  The per share price of $9.25 was arbitrarily selected by the Special Committee because it represented a premium over the current market price of our Common Stock, historical stock prices of our Common Stock, our net book value and purchase prices paid in recent stock repurchases made by our Company. In addition, based on the current market price of our Common Stock, the Special Committee concluded that for smaller unaffiliated stockholders holding less than five (5) shares who would be cashed out, that the price of $9.25 to be paid to them exceeded what they would receive in an open market sale after deducting commissions.

That same day, a special meeting of the Board was held with Mr. Chizever of Loeb & Loeb LLP present.  The Special Committee presented its findings to our Board. The Special Committee found that the purpose of the Reverse Stock Split was to reduce the number of our stockholders below 300, thereby positioning us to terminate our public reporting and continue future operations as a private company and relieving us of the substantial costs, administrative burdens and competitive disadvantages associated with operating as a public company.  The Special Committee further reported that the advantages of the Reverse Stock Split to the unaffiliated stockholders (both those being cashed out and those remaining as stockholders after the Reverse Stock Split) outweighed the disadvantages, and that it was substantively and procedurally fair, and therefore, in the best interests of our Company and our unaffiliated stockholders.  The Special Committee found that for those smaller unaffiliated stockholders holding less than five (5) shares who would be cashed out, that the price paid to them exceeded what they would receive in an open market sale after deducting commissions.  For those unaffiliated stockholders holding more than five (5) shares who would remain as stockholders after the Reverse Stock Split, the Special Committee found that although they would experience a reduction in liquidity of their shares, the value of their shares may increase as a result of our anticipated reduced annual general and administrative expenses associated with being a non-reporting entity.

At the January 17, 2006 special meeting, our Board reviewed the Special Committee’s presentation and the internal company study of the Reverse Stock Split and pricing analysis.  Our Board of Directors asked questions and received answers regarding the Reverse Stock Split from the Special Committee.  The Special Committee advised our Board that it had approved the Reverse Stock Split, and recommended that our Board approve the Reverse Stock Split.  After extensive consideration and discussion, at this special meeting our Board adopted the Special Committee’s recommendation regarding the Reverse Stock

Split based on the Special Committee’s determination that the Reverse Stock Split was fair and in the best interests of our Company and our unaffiliated stockholders (both those being cashed out and those remaining as stockholders after the Reverse Stock Split).

Effects of the Reverse Stock Split

The Reverse Stock Split will reduce the number of record stockholders of its Class A and Class B Common Stock from approximately 387 to approximately 145.

Termination of registration of the Class A Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission. Additionally, certain provisions of the Exchange Act would no longer apply, such as the short-swing profit recovery provisions of Section 16(b).

For a total expenditure by us of approximately $90,000 in transaction costs (including legal, accounting and other fees and costs) and approximately $2,200 in purchase costs for fractional shares, we will realize an estimated $485,000 in cost savings on an annual basis by terminating our public company status. We intend to apply for termination of registration of our Common Stock under the Exchange Act as soon as practicable following completion of the Reverse Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company.

The effect of the Reverse Stock Split on a stockholder will depend on the number of shares that such stockholder owns. For a stockholder holding five (5) or more shares of either Class A or Class B Common Stock, shares of their stock will be converted into one or more shares of Class A or Class B Common Stock, as the case may be, on a one (1) for five (5) basis with a cash payment of $9.25 per pre-split share in lieu of any fractional shares. For stockholders holding less than five (5) shares of either Class A or Class B Common Stock, all shares of either Class A or Class B Common Stock, as the case may be, will be exchanged for a cash payment of $9.25 per pre-split share. Stockholders holding stock in their “street name” through a nominee, such as a bank or broker, should contact their nominee to determine how the Reverse Stock Split will affect them because nominees may have certain required procedures that a stockholder must follow.

All of the Company’s affiliated stockholders will remain stockholders of the Company after the Reverse Stock Split by virtue of the size of their holdings in the Company.  Nevertheless, the Company and Alfred G. Scheid believe that the Reverse Stock Split is substantively and procedurally fair to the Company’s unaffiliated stockholders who are entitled to receive a cash payment of $9.25 per pre-split share.  The Special Committee and the Board unanimously approved the Reverse Stock Split.  In addition, the Company and Mr. Scheid, in making this determination, considered other factors such as the substantive features and procedural safeguards of the Reverse Stock Split, the fact that all unaffiliated stockholders will have the option to remain stockholders of our Company (by purchasing additional shares prior to the Effective Date), and the fairness of the price offered to all stockholders based on current and historical stock prices, net book value and prices paid in recent repurchases made by the Company.

Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders

The stockholders owning fewer than five (5) shares of either Class A or Class B Common Stock immediately prior to the effective time of the Reverse Stock Split will, after the Reverse Stock Split takes place, no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth. Additionally, any stockholder owning a number of Class A or Class B Common Stock not evenly divisibly by five (5) may have a reduced equity interest in the Company and reduced participation in future potential earnings or growth. It is expected that all but approximately 137 stockholders of record of the Company’s Class A Common Stock will be fully cashed out in the Reverse Stock Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders.

The Reverse Stock Split will require stockholders who own less than five (5) shares of either Class A or Class B Common Stock to involuntarily surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. In addition, the Reverse Stock Split will require stockholders who own more than five (5) shares of either Class A or Class B Common Stock, but not an amount evenly divisible by five (5), to involuntarily surrender any fractional shares for cash. The ownership interest of certain stockholders will be terminated as a result of the Reverse Stock Split, but the Board concluded that the completion of the Reverse Stock Split will be an overall benefit to these stockholders because of the liquidity provided by the transaction at a fair price to the stockholders.

The Reverse Stock Split will have a de minimus effect on the percentage of beneficial ownership of each of the officers, directors and major stockholders of the Company. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.

Potential disadvantages to our stockholders who will remain as stockholders after the Reverse Stock Split include decreased access to information and decreased liquidity as a result of the termination of the Nasdaq listing of our Common Stock. Upon consummation of the Reverse Stock Split, stockholders may no longer have the alternative of selling their shares of our Common Stock in the public market, and there may be no effective trading market for our Common Stock.  Any stockholder desiring to sell his or her shares may have a difficult time finding a buyer.  This illiquidity may reduce the price a buyer is willing to pay for shares of our Common Stock.  We anticipate that the public market for shares of our Common Stock will be substantially reduced or eliminated altogether.  Following the Reverse Stock Split, our Common Stock will no longer be traded on Nasdaq.  We anticipate that our shares of Class A Common Stock will be traded on the Pink Sheets Electronic Quotation Service, but can make no assurances that any broker will make a market in our Class A Common Stock.  For this reason, stockholders will experience a loss of liquidity after the Reverse Stock Split and may be required to hold their shares of Common Stock for an indefinite period of time.  We do not have any present plans to sell our assets or enter into any other transaction that would provide liquidity for our shares.  However, we may explore from time to time various methods to provide liquidity to stockholders.

When the Reverse Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Upon terminating our public reporting, we will no longer file, among other things, annual or quarterly reports with the Commission.  We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act.  In addition, our officers will no longer be required to certify the accuracy of our financial statements.  Updated information regarding our business, results of operations and financial condition like the information that is currently available to the general public and our investors will not be available once we terminate our public reporting.  However, we intend to explore methods to distribute financial information to our stockholders on a cost-effective basis.

Effect of the Reverse Stock Split on Option Holders

The number of shares underlying each outstanding stock option under the Company’s 1997 Stock Option/Stock Issuance Plan (the “Plan”) will be decreased by a factor of five (5), and the exercise price of each outstanding stock option will be increased by a factor of five (5) as a result of the Reverse Stock Split. No fractional shares will be issued or issuable upon exercise of any options under the Plan following the

Reverse Stock Split. In lieu of fractional shares, optionees will receive a cash payment equal to the fair market value per share at the time of exercise as determined by the Board.

Financial Effect of the Reverse Stock Split

Completion of the Reverse Stock Split will require approximately $92,200 of cash, which includes $90,000 for legal, accounting and other fees and costs related to the transaction. The payments to holders of fewer than five (5) shares, and to holders with shares not evenly divisible by five (5), of Class A or Class B Common Stock will be paid out of working capital. See “Special Factors—Financing of the Reverse Stock Split.”

Based upon analysis of the share ownership distribution among the Company’s stockholders, the Board chose to limit the scope of the Reverse Stock Split to 1-for-5 because this was an efficient way to reduce the number of its record holders to below 300 which would only require the Company to pay to record holders in lieu of issuing fractional shares, approximately, $2,200.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of the material anticipated U.S. federal income tax consequences of the Reverse Stock Split, but does not purport to address the particular tax consequences that may be unique to each individual stockholder. This information is not intended as tax advice to any person, and is not a comprehensive description as it relates to the tax consequences that may be relevant to each stockholder’s own particular circumstances. For example, it does not address special rules applicable to certain persons such as stockholders who are subject to the alternative minimum tax under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”); nor does the discussion address any consequences arising under the laws of any state, locality or foreign jurisdiction.

The following discussion is based upon the Code and the final and temporary Treasury Regulations promulgated under it, published administrative positions of the Internal Revenue Service, and reported judicial decisions, all as now existing and currently applicable, and any or all of which could be changed, possibly on a retroactive basis, at any time. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

Each stockholder of the Company holding of record prior to the Reverse Stock Split only shares of Class A Common Stock or of Class B Common Stock and who ceases to hold, either directly or indirectly, any such shares of the Company after the Reverse Stock Split will recognize gain or loss for federal income tax purposes measured by the difference, if any, between the cash received by the stockholder in the Reverse Stock Split and the stockholder’s basis in the shares cancelled in the Reverse Stock Split. This gain or loss will be capital gain or loss for U.S. federal income tax purposes if the shares were held as a capital asset and will be long-term if the stockholder’s holding period in the shares is more than one year at the time of the Reverse Stock Split.

The Board believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and to the stockholders who remain stockholders of the Company pursuant to Section 368(a)(1)(E) of the Code.

Accordingly, each stockholder who receives Class A Common Stock, Class B Common Stock or both incident to the Reverse Stock Split, but no cash, will not recognize any gain or loss for federal income tax purposes.

The holding period of the Class A or Class B Common Stock of the Company received by a stockholder incident to the Reverse Stock Split will include the holding period of the Class A or Class B Common Stock shares surrendered therefor. In general, the aggregate tax basis of the Class A or Class B

Common Stock of the Company received by a stockholder incident to the Reverse Stock Split will equal the aggregate tax basis of the Class A or Class B Common Stock shares surrendered therefor.

Each stockholder who is to receive cash in the Reverse Stock Split will be required to furnish the stockholder’s social security number or taxpayer identification number. Failure to provide this information may result in backup withholding.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split

The Special Committee and the Board conducted a separate analysis as to the fairness of this transaction to unaffiliated stockholders owning shares being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse Stock Split. The Special Committee and Board each believe that the Reverse Stock Split is fair to all of our unaffiliated stockholders, both those being redeemed pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split. The discussion below summarizes the material factors, both positive and negative, considered by the Special Committee and the Board in reaching their fairness determinations, in addition to the detailed discussion in the this Information Statement under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split,” “Special Factors—Strategic Alternatives Considered,” “Special Factors—Background of the Reverse Stock Split” “Special Factors—Effects of the Reverse Stock Split,” “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders,” “Special Factors—Procedural Fairness.” For the reasons described below, the Special Committee and the Board each also believe that the process by which the transaction has been approved is fair to all of our unaffiliated stockholders, both those whose interests are being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split.

In consideration of these factors, and without assigning any particular weight to the specific factors, the Special Committee has unanimously determined that the Reverse Stock Split is fair to, and in the best interest of, all of our unaffiliated stockholders, and unanimously recommended to our Board that our Board should approve the Reverse Stock Split, submit the Reverse Stock Split to a vote of our stockholders, and recommend that our stockholders vote to adopt the Reverse Stock Split.

Based on the unanimous recommendation of the Special Committee, as well as its own consideration of the factors discussed in this Information Statement, the Board approved the Reverse Stock Split by a unanimous vote of those present, submitted the Reverse Stock Split to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Certificate of Amendment and the payment of cash of $9.25 per pre-split share for any and all fractional shares to record holders who hold a number of shares not evenly divisible by five (5) as described above. Each member of the Board and each officer of the Company who owns, or controls directly or indirectly, shares of Class A or Class B Common Stock has voted his shares, or caused all such controlled shares to be voted, in favor of the Reverse Stock Split.

For those unaffiliated stockholders holding more than five (5) shares who would remain as stockholders after the Reverse Stock Split, the Board found that although they would experience a reduction in liquidity of their shares, the value of their shares may increase as a result of our anticipated reduced annual general and administrative expenses associated with being a non-reporting entity.

For those smaller unaffiliated stockholders holding less than five (5) shares that would be cashed out, the Board determined that the proposed cash payment of $9.25 per pre-split is substantively fair, from a financial point of view. In considering whether the cash payment of $9.25 per pre-split share payable to unaffiliated stockholders whose shares will be redeemed in connection with the Reverse Stock Split is substantively fair from a financial point of view, the Special Committee considered, among other things, the financial analysis of management and adopted their analyses and conclusions as their own.

Financial Analysis and Summary of Factors Reviewed to Determine $9.25 Per Share Fractional Share Purchase Price

In determining the price to be paid in lieu of issuing fractional shares, the Special Committee considered the historical market price for our Common Stock for the 30, 60, and 90 day periods prior to January 17, 2006 and the closing trading price on January 27, 2006. As discussed below, the Special Committee also considered our net book value and the purchase price paid in a recent stock repurchase made by our Company in reviewing the fairness of the price being offered to stockholders.

Financial analyses were not conducted to determine our liquidation value and going concern value to assist the Special Committee in reviewing the fairness of the transaction.  The Special Committee and the Board concluded that the expense associated with obtaining such valuations was not justified because (1) as described above, four other analyses were performed by management to assist the Special Committee and the Board in determining the price being offered to stockholders, (2) the transaction will have a de minimus effect on the overall capital structure of our Company (approximately 99.9% of the outstanding Class A and Class B Common Stock will beneficially own 100% of the outstanding Class A and Class B Common Stock after the Reverse Stock Split), and (3) the Special Committee and the Board determined that the Reverse Stock Split is in the best interest of our unaffiliated stockholders, both those owning shares being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse Stock Split.  In addition, no firm offers to acquire control of our Company were taken into account in determining the fairness of transaction since, as more fully described below, we have never received any such offers.

The Special Committee and our Board did not obtain a fairness report, opinion, appraisal or other independent assessment on behalf of our unaffiliated stockholders because it concluded that the costs associated with obtaining such a report or opinion outweighted its perceived benefits.  Additionally, our Special Committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split.  Instead, the transaction was approved unanimously by our Board and the Special Committee who adopted the extensive financial review and conclusions of management to confirm the fairness of the Reverse Stock Split.

Unaffiliated stockholders will have their shares bought out at a price that has been determined to be fair by our Special Committee and our Board based upon a study prepared by management.  Our decision to not secure a third-party fairness report could result in unfairness to unaffiliated stockholders because the price that has been determined to be fair by our Special Committee and our Board was not subject to any third-party evaluation regarding fairness, as would have been the case, had a third-party fairness opinion been obtained. While all of our affiliated stockholders will remain stockholders of our Company following the Reverse Stock Split by virtue of the size of their holdings, unaffiliated stockholders will have the same opportunity if they so choose (by purchasing additional shares prior to the Effective Date of the Reverse Stock Split).  In light of this fact, the Special Committee and our Board concluded that the expense associated with obtaining a fairness opinion was not justified, and determined that they could rely on the internal study prepared by management for their pricing analysis.

Financial Analysis Performed by Management

The following paragraphs summarize the financial analyses performed by management to assist the Special Committee and the Board in determining the price to be paid in lieu of issuing fractional shares in the Reverse Stock Split. Management recommended to the Special Committee a fractional share price of $9.25 per share.

In arriving at its recommendation, management relied on both financial and other information and assured the Special Committee that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading.  Management also assumed that the Reverse Stock Split would be consummated substantially in accordance with the terms as generally set forth in this Information Statement.

Management’s recommendation is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of their analyses.  The estimates contained in management’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

Management presented four (4) material factors in its financial analyses supporting its recommendation:

•       historical market price of our Common Stock;

•       current market price of our Common Stock;

•       net book value; and

•       purchase prices paid in recent repurchases of our Common Stock.

Each of these factors was analyzed in comparison with similar companies to ours and similar transactions to the Reverse Stock Split transaction and is summarized below.

Historical Market Price Analysis.   Management utilized a historical stock price analysis to review and compare our stock performance to the price recommended in the Reverse Stock Split. In addition, management reviewed the liquidity of our shares in the public trading markets and the daily closing market price and trading volume of our shares for the 30, 60, and 90 day periods prior to January 17, 2006.  Management noted that from October 19, 2005 to January 17, 2006, the high closing price of our Common Stock was $7.56 and the low closing price of our Common Stock during this period was $6.25.  Management also noted the closing prices of our Common Stock for various dates as summarized in the table below:

Closing Price
January 17, 2006	$6.91
30 days prior (December 18, 2005)	$6.75
60 days prior (November 18, 2005)	$6.70
90 days prior (October 19, 2005)	$6.25

Additionally, the average daily trading volume of our Common Stock for the 30, 60, and 90 day periods prior to January 17, 2006 were approximately 3,469, 2,472, and 2,463 shares, respectively.  As there has not been a market for large share transactions in our Common Stock, any large transaction may result in significantly lower trading prices than the historical prices noted above.  As such, management concluded that the value represented by the recommended fractional share price of $9.25 per pre-split share is greater than the historical market prices of our Common Stock.

Current Market Price Analysis.   On January 27, 2006, the last trading day prior to the initial announcement of the Reverse Stock Split, the Company’s Common Stock’s closing price per share was $6.89.  Management determined that the value represented by the recommended fractional share price of $9.25 per pre-split share is greater than the current market price of our Common Stock.

Net Book Value.   Management determined that our net book value per share was $8.23 as of December 31, 2005, and that the value represented by the recommended fractional share price of $9.25 per pre-split share is greater than the net book value per share of our Company.

Recent Repurchases.   In January 2006, we purchased 5,000 shares of Class B Common Stock from Tyler P. Scheid at $6.91 per share for a total purchase price of $34,529.  Our Class B Common Stock is convertible, any time, at the option of the holder, into shares of our Class A Common Stock on a one-for-one basis.  As such, management determined that our Class A and Class B Common Stock should be equally valued.  Management concluded that the value represented by the recommended fractional share price of $9.25 per pre-split share is greater than the purchase price paid by the Company in January 2006.

Conclusion.   Based upon its review of these factors, management concluded that as of the date of its analyses, the recommended price of $9.25 per pre-split share to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split is fair from a financial point of view to our unaffiliated stockholders. While the foregoing summary describes the material analyses and factors reviewed by management, it does not purport to be a complete description of the presentations by management to the Special Committee or the analyses performed by management in arriving at its conclusion. The preparation of this analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Management believes that its analyses must be considered as a whole and that selecting portions of its analyses considered by it, could create a misleading view of the processes underlying the recommendation. The analyses performed were prepared solely as part of management’s analysis of the fairness, from a financial point of view, of management’s recommended price per share to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split, and were provided to the Special Committee solely in connection with the delivery of management’s recommendation.  Our Board and the Special Committee have adopted the extensive financial review and conclusions of management to confirm the fairness of the Reverse Stock Split.

The Special Committee and the Board determined that the primary factor supporting the fairness of the Reverse Stock Split to unaffiliated stockholders who will be continuing stockholders of the Company is the cost reduction anticipated to result from the transaction. Unaffiliated stockholders who continue to hold an equity interest in the Company will benefit from the future cost savings expected to be realized from the termination of our public company status, estimated to be not less than $485,000 annually before taxes.

The Special Committee and the Board reviewed certain additional factors in determining the fairness of the Reverse Stock Split to the Company’s unaffiliated stockholders, including:

•                   Firm offers to acquire control of the Company. The Company has never received, any offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of the Company’s assets to another company, or a purchase of the Company’s securities by another person that would involve a change in control of the Company.

•       Stockholder rights. The Reverse Stock Split will not materially change the rights, preferences or limitations of unaffiliated stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse Stock Split.

•       Stockholder information. Unaffiliated stockholders who continue to hold an equity interest in the Company following the Reverse Stock Split will not have readily available to them all of the information regarding the Company’s operations and results that is currently available to them in the Company’s filings with the Commission.

•       Fairness. The Special Committee and the Board concluded that the advantages of the Reverse Stock Split to the unaffiliated stockholders (both those being cashed out and those remaining as stockholders after the Reverse Stock Split) outweighed the disadvantages, and that it was substantively and procedurally fair, and therefore, in the best interests of our Company and our unaffiliated stockholders.  The Special Committee and the Board found that for those smaller unaffiliated stockholders holding less than five (5) shares who would be cashed out, that the price paid to them exceeded what they would receive in an open market sale after deducting commissions.  For those unaffiliated stockholders holding more than five (5) shares who would remain as stockholders after the Reverse Stock Split, the Special Committee and the Board found that although they would experience a reduction in liquidity of their shares, the value of their shares may increase as a result of our anticipated reduced annual general and administrative expenses associated with being a non-reporting entity.

Procedural Fairness

The Special Committee and the Board have analyzed the Reverse Stock Split and its anticipated effects on all of our unaffiliated stockholders and have deemed the Reverse Stock Split and related termination of our public reporting to be procedurally fair to, and in the best interests of, our unaffiliated stockholders, whether they are cashed out or remain as stockholders following the Reverse Stock Split. Alfred G. Scheid, an individual deemed a “filing person” for purposes of Schedule 13E-3, has adopted the findings of our Special Committee and the Board regarding the material factors upon which it was determined that the Reverse Stock Split was fair to our unaffiliated stockholders.  Specifically, Mr. Scheid has approved this transaction in his capacity as a director and a stockholder of the Company, and believes that the transaction is fair to our unaffiliated stockholders, both those who will be cashed out by the Reverse Stock Split and those who will remain as stockholders after the Reverse Stock Split, based upon his ratification of the analysis and conclusions of our Special Committee and the Board as to the Reverse Stock Split.

Procedural Factors Favoring the Reverse Stock Split

The Reverse Stock Split Provides Certain Smaller Unaffiliated Stockholders with Liquidity

Many of our unaffiliated stockholders hold small positions of less than five (5) shares which cannot be cost effectively sold because the brokerage commission in an open market transaction would eliminate most or all of the proceeds to the stockholder. The Reverse Stock Split will provide unaffiliated stockholders who hold fewer than five (5) shares at the effective time the opportunity to liquidate their investment in us by not being required to pay a brokerage commission.

The Reverse Stock Split Includes the Opportunity to Remain a Stockholder of our Company

Our smaller unaffiliated stockholders may elect to remain stockholders of the Company by acquiring sufficient shares so that they hold at least five (5) shares of either Class A or Class B Common Stock in their account immediately prior to the Reverse Stock Split. The Board considers the structure of the Reverse Stock Split to be fair to all unaffiliated stockholders because it allows them to control the decision of whether to remain a stockholder of our Company following the Reverse Stock Split or to receive the cash consideration offered in connection with the Reverse Stock Split. Because our average daily trading volume of our Common Stock is low, there can be no assurance that a stockholder that desires to acquire a sufficient amount of shares, so that he or she holds at least five (5) shares of either Class A or Class B Common Stock, will be able to do so prior to the Effective Date.

No Unusual Conditions to the Reverse Stock Split

The Board also considered the likelihood that the Reverse Stock Split would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the Reverse Stock Split, and that we have the financial resources to implement the Reverse Stock Split expeditiously.

The Reverse Stock Split Ratio was Calculated Without Bias Toward Any Particular Group of Stockholders

The purpose of the Reverse Stock Split is to reduce the number of record holders to fewer than 300 so that we can file to terminate our public reporting and continue future operations as a private company. The split ratio is a result of calculations that were intended to determine how many stockholders needed to be cashed out in order to reduce the number of record holders to fewer than 300. The Board feels the current ratio of 1-for-5 is fair because it was calculated without bias toward any one group of stockholders.

Approval of the Reverse Stock Split by Disinterested Directors

The Reverse Stock Split was approved by a majority of our directors who are not employees of our Company.

Procedural Factors Disfavoring the Reverse Stock Split

The Reverse Stock Split Was Approved by our Affiliated Stockholders Without a Vote by Unaffiliated Stockholders

Certain members of the Board and certain of our executive officers collectively hold sufficient shares of our Common Stock to approve the Reverse Stock Split without securing the approval of our other affiliated or unaffiliated stockholders. Nevertheless, the Board believes that this potential conflict is outweighed by the substantive features and procedural safeguards of the Reverse Stock Split, including the fact that all unaffiliated stockholders will have the option to remain stockholders of our Company (by purchasing additional shares prior to the effective time), and the fairness of the price offered to our unaffiliated stockholders.

The Special Committee and the Board Did Not Rely on a Fairness Report

The Special Committee and the Board of Directors did not rely on a fairness report, opinion, appraisal or other independent assessment on behalf of our unaffiliated stockholders because costs associated with obtaining such a report or opinion, which could be between $40,000 and $100,000, outweighed its perceived benefits. While all of our affiliated stockholders will remain stockholders of the Company following the Reverse Stock Split by virtue of the size of their holdings, unaffiliated stockholders will have the same opportunity if they so choose (by purchasing additional shares prior to the effective time of the reverse split). In light of this fact, the Special Committee and the Board concluded that the expense associated with obtaining a fairness opinion was not justified.

The Special Committee Did Not Retain an Unaffiliated Representative to Act Solely on Behalf of Unaffiliated Stockholders

Our Special Committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split. In considering this issue, the Special Committee determined that an unaffiliated representative would not be able to negotiate on behalf of unaffiliated stockholders since the Reverse Stock Split is structured in such a way that all stockholders will receive the same price for fractional shares. The Special Committee also concluded that retaining a representative would be costly, and under the circumstances, not the best use of corporate assets. Based upon the financial analyses performed by management to assist the Special Committee and the Board in determining the price to be paid in lieu of issuing fractional shares in the Reverse Stock Split, the Board and the Special Committee concluded that the transaction was substantively fair to our unaffiliated stockholders, even though the procedural safeguard of appointing a representative was not followed.

Reservation of Rights

Although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company. The Board presently believes that the Reverse Stock Split is in the best interests of the Company, our unaffiliated stockholders being cashed out pursuant to the Reverse Stock Split and our unaffiliated stockholders who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split, and thus recommended a vote for the proposed Certificate of Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. If the Board decides to withdraw or modify the Reverse Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

Termination of Exchange Act Registration

Our Class A Common Stock is currently registered under the Exchange Act and quoted on Nasdaq. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Class A Common Stock. As of April 12, 2006, we had approximately 372 record holders of our Class A Common Stock. Upon the effectiveness of the Reverse Stock Split, we expect to have approximately 137 record holders of our Class A Common Stock. We intend to terminate the registration of our Class A Common Stock under the Exchange Act and to delist our Class A Common Stock from Nasdaq as promptly as possible after the Effective Date.

Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.

Termination of registration under the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Furthermore, there may no longer be a public market for our Class A Common Stock, and market makers may not be able to make a market in our Class A Common Stock. However, the Company anticipates that after termination of registration under the Exchange Act its shares of Class A Common Stock will be traded on the over the counter “Pink Sheets,” but can make no assurances that any broker will make a market in the Company’s Class A Common Stock.

Description of the Reverse Stock Split

Amendment of Certificate of Incorporation to Effect the Reverse Stock Split

The Board has determined that it is advisable to amend the Company’s Certificate of Incorporation to effect a 1-for-5 Reverse Stock Split of Class A Common Stock, a 1-for-5 Reverse Stock Split of the Class B Common Stock, and to provide for the cash payment of $9.25 per pre-split share in lieu of fractional shares of new Class A Common Stock and/or new Class B Common Stock that would otherwise be issued following the Reverse Stock Split. The Reverse Stock Split has been approved by the requisite number of stockholders.

Regulatory Approvals

Aside from stockholder approval of the Certificate of Amendment, which has been obtained, the amendment is not subject to any regulatory approvals.

Vote Required

The affirmative approval of a majority of the votes entitled to be cast at the meeting by holders of the issued and outstanding shares of Class A and Class B Common Stock, voting together as a single class, is required to approve the Reverse Stock Split. Nevertheless, we have received the written consent of stockholders holding in aggregate 50.3% of the issued and outstanding shares of Class A Common Stock and 98.3% of the issued and outstanding shares of Class B Common Stock authorizing the Reverse Stock Split. No special meeting of stockholders is required under Delaware law, since the requisite vote for adoption of the Reverse Stock Split has been obtained and the vote of other stockholders is not necessary.

The Board determined not to condition the approval of the Reverse Stock Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because 99.9% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse Stock Split and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse Stock Split. The Reverse Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board also noted that the vote of a majority of unaffiliated stockholders was not required under Delaware law.

Holders as of Effective Date; Net Effect After Reverse Stock Split

Stockholders holding fewer than five (5) Shares of Class A or Class B Common Stock will be cashed out at a price of $9.25 per pre-split share. Stockholders holding five (5) or more Shares of Class A or Class B Common Stock will be converted on a 1-for-5 basis for each five (5) shares. Any stockholder who does not beneficially own a number of shares evenly divisible by five (5), will receive a cash payment in the amount of $9.25 per pre-split share in lieu of a fraction of a share of new Class A Common Stock and/or new Class B Common Stock that would otherwise be issued following the Reverse Stock Split. Any holder whose shares are cashed out may have a reduced continuing equity interest in the Company and may have no continuing equity interest at all.

NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF CLASS A OR CLASS B COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY’S EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE REVERSE STOCK SPLIT.

The proposed amendment to the Certificate of Incorporation is attached as Annex A to this Information Statement. The Reverse Stock Split will become effective upon the filing of the proposed Certificate of Amendment with the Office of the Secretary of State of the State of Delaware.

Exchange of Certificates for Cash Payment or Shares

We will file the Certificate of Amendment with the Office of the Secretary of State of the State of Delaware and effect the amendment set forth in Annex A to this Information Statement. The Reverse Stock Split will become effective at the time set forth in the Certificate of Amendment. American Stock Transfer and Trust Company has been appointed our Exchange Agent to carry out the exchange of certificates for new Class A Common Stock, new Class B Common Stock and/or cash.

As soon as practicable after the Effective Date, the stockholders will be notified and asked to surrender their certificates representing shares of Class A or Class B Common Stock to the Exchange Agent. Those record holders beneficially owning five (5) shares or more of Class A or Class B Common Stock will receive in exchange certificates representing shares of new Class A or Class B Common Stock on the basis of one share of new Class A Common Stock for each five (5) shares of Class A Common Stock held prior to the Reverse Stock Split and one share of new Class B Common Stock for each five (5) shares of Class B Common Stock held prior to the Reverse Stock Split, and in cases where a record holder does not beneficially own a number of shares evenly divisible by five (5), the record holder will receive a cash payment in the amount of $9.25 per pre-split share in lieu of any fractional shares of new Class A and/or new Class B Common Stock following the Reverse Stock Split. Record holders owning fewer than five (5) shares of Class A or Class B Common Stock on the Effective Date will receive in exchange a cash payment in the amount of $9.25 per pre-split share.

If the Reverse Stock Split is effected, any stockholder beneficially owning fewer than five (5) shares of either the currently outstanding Class A or Class B Common Stock will cease to have any rights with respect to Class A or Class B Common Stock of the Company, except to be paid in cash, as described in this Information Statement. Additionally, if the Reverse Stock Split is effected, any stockholder beneficially owning a number of shares not evenly divisible by five (5) will cease to have any rights with respect to such fractional shares of Class A or Class B Common Stock of the Company, except to be paid in cash, as described in this Information Statement. No interest will be paid or accrued on the cash payable to record holders after the Reverse Stock Split is effected.

No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash, all expenses of which will be borne by the Company.

For payment purposes, we intend for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee, such as a bank or broker, in the same manner as stockholders whose shares are registered in their own names. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees to determine how the Reverse Stock Split will affect them. However, if you are a beneficial owner of fewer than five (5) shares of Class A or Class B Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record immediately prior to the effective date of the Reverse Stock Split. A stockholder holding less than five (5) shares of Class A or Class B Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares redeemed in connection with the Reverse Stock Split.

In the event that any certificate representing shares of Class A or Class Common B Stock is not presented for cash upon request by the Company, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the certificate has been properly presented for exchange.

Appraisal Rights

No appraisal rights are available to any stockholder under either the Delaware General Corporation Law or our Certificate of Incorporation.

Financing of the Reverse Stock Split

Completion of the Reverse Stock Split will require approximately $92,200 which includes legal, financial, accounting and other fees and costs related to the transaction. The Company intends to finance the Reverse Stock Split out of working capital. As a result, we will have decreased working capital following the Reverse Stock Split. However, the Company does not believe that such decrease in working capital would have a material effect on our capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from currently available cash held by us. You should read the discussion under the caption “Special Factors—Costs of the Reverse Stock Split” in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.

Costs of the Reverse Stock Split

The following is an estimate of the costs incurred or expected to be incurred by the Company in connection with the Reverse Stock Split. Final costs of the transaction may be more or less than the estimates shown below. The Company will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of redeeming shares of those stockholders holding a number of shares not evenly divisible by five (5) pursuant to the Reverse Stock Split.

Legal fees	$65,000
Accounting fees	5,000
Transfer agent fees	5,000
Miscellaneous	15,000
Total	$90,000

Conduct of the Company’s Business After the Reverse Stock Split

The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse Stock Split is not anticipated to have any effect upon the conduct of the business. The Company expects to realize time and cost savings as a result of terminating its public company status. If the Reverse Stock Split is consummated, all persons beneficially owning fewer than five (5) shares of Class A or Class B Common Stock at the effective time of the Reverse Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company and therefore will not participate in its future potential or earnings and growth.

When the Reverse Stock Split is effected, the Company believes that, based on the Company’s stockholder records, 15 stockholders will remain as holders of Class B Common Stock, beneficially owning 100% of the outstanding Class B Common Stock, and approximately 137 will remain as holders of Class A Common Stock, beneficially owning 100% of the outstanding Class A Common Stock. Class A and Class B stockholders, who now beneficially own approximately 99.9% of the outstanding Class A and Class B Common Stock, will beneficially own 100% of the outstanding Class A and Class B Common Stock after the Reverse Stock Split. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement. If the Reverse Stock Split is effected, members of the Board and executive officers of the Company will beneficially own approximately 40.0% of the outstanding Class A Common Stock and approximately 78.3% of the outstanding Class B Common Stock, which percentages are identical to their percentages immediately prior to the Reverse Stock Split.

The Company plans, as a result of the Reverse Stock Split, to become a privately held company. The registration of Class A Common Stock under the Exchange Act will be terminated and the Class A Common Stock will cease to be listed on Nasdaq. In addition, because the Class A Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers and directors and stockholders owning more than 10% of Class A Common Stock will be relieved of the stock ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act. Further, the Company will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. Among other things, the effect of this change will be a savings to the Company in not having to comply with the requirements of the Exchange Act.

As stated throughout this Information Statement, the Company believes that there are significant advantages in effecting the Reverse Stock Split and the Company plans to avail itself of any opportunities it has as a non-reporting company, including, but not limited to, improving its ability to compete in the marketplace.

Other than as described in this Information Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

CERTAIN TRANSACTIONS

Conversion of Shares

During the past two years, the following shares of Class B Common Stock were converted to shares of Class A Common Stock:

Name	Number of Shares
Alfred G. Scheid	1,069,885
Heidi M. Scheid	232,910
Scott D. Scheid	228,135
Emily K. Liberty	176,610
Kurt J. Gollnick	175,020
Tyler P. Scheid	159,650
Shirley G. Scheid	65,190
Nancy B. Scheid	10,000
Total	2,117,400

Other Transactions

In July and August 2005, Alfred G. Scheid purchased 9,600 shares of Class A Common Stock on the open market at an average price of $6.14 per share for a total purchase price of $58,953.

In December 2005, Alfred G. Scheid gifted an aggregate of 6,500 shares of Class B Common Stock to the following individuals in the amount of 1,500 shares each: Scott D. Scheid, Heidi M. Scheid, Emily K. Liberty, Tyler P. Scheid and the child of Tyler P. Scheid.

In December 2005, Shirley G. Scheid (the wife of Alfred G. Scheid) gifted 1,300 shares of Class B Common Stock and 6,500 shares of Class A Common Stock (upon conversion of Class B Common Stock) to Alfred G. Scheid’s grandchildren.

In January 2006, Alfred G. Scheid gifted 7,800 shares of Class B Common Stock to Shirley G. Scheid.

In January 2006, the Company purchased 5,000 shares of Class B Common Stock from Tyler P. Scheid at $6.91 per share for a total purchase price of $34,529.

BACKGROUND INFORMATION CONCERNING OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information as of April 12, 2006, with regard to each of the Directors and executive officers of the Company.

Name	Age	Primary Occupation
Alfred G. Scheid(1)	74	Chairman of the Board of Directors of the Company
Scott D. Scheid	45	President, Chief Executive Officer and Director of the Company
Heidi M. Scheid	42	Senior Vice President, Treasurer and Secretary of the Company
Kurt J. Gollnick	46	Senior Vice President and Chief Operating Officer of the Company
Michael S. Thomsen	44	Chief Financial Officer of the Company
John L. Crary(1)(2)	52	President of Crary Enterprises LLC
Robert P. Hartzell(1)(2)	71	Owner and operator of Harmony Vineyards
Keith L. Krum(1)(2)	61	Retired Senior Business Executive

(1)          Member of the Compensation Committee.

(2)          Member of the Audit Committee.

Alfred G. Scheid, the Company’s Chairman of the Board, was one of the founders of the Company in 1972 and served continuously as its Chief Executive Officer until December 31, 2001. Mr. Scheid has been engaged full-time in the business of the Company since 1988, when he became the sole owner of the Company. Mr. Scheid is a founder of the California Association of Winegrape Growers, a trade association that represents the interests of California wine grape producers, and has served as its chairman. He is also a founder of Monterey County Vintners and Growers Association, a trade association composed primarily of wine grape and wine producers. Mr. Scheid is a graduate of the Harvard Graduate School of Business, and is the father of Scott D. Scheid and Heidi M. Scheid.

Scott D. Scheid, President and Chief Executive Officer of the Company, has continuously served as a Director since 1997. Mr. Scheid was named the Company’s Chief Executive Officer on January 1, 2002. Previously, Mr. Scheid served as the Company’s Chief Operating Officer. Mr. Scheid joined the Company in 1986 as Vice President and has been engaged full-time in the business of the Company since that time. Prior to joining the Company, he was employed as an options trader with E.F. Hutton & Company Inc. Mr. Scheid is a director and serves on the executive committee of the California Association of Winegrape Growers, and he previously has served as a director of Monterey County Vintners and Growers Association. Mr. Scheid holds a B.A. degree in economics from Claremont Men’s College. Scott D. Scheid is the son of Alfred G. Scheid and the brother of Heidi M. Scheid.

Heidi M. Scheid, Senior Vice President of the Company, has continuously served as the Company’s Treasurer and Secretary since 1997. From 1997 until 2005 Ms. Scheid was a Director of the Company. Ms. Scheid joined the Company in 1992 as Director of Planning and served as the Company’s Vice President Finance and Chief Financial Officer from 1997 to 2001. Prior to joining the Company, she served as a senior valuation analyst at Ernst & Young, LLP. Ms. Scheid is a director of Wine Market Council, a wine industry association aimed at expanding the American wine consumer base. She holds an M.B.A. degree from the University of Southern California. Heidi M. Scheid is the daughter of Alfred G. Scheid and the sister of Scott D. Scheid.

Kurt J. Gollnick became Senior Vice President and Chief Operating Officer of the Company on January 1, 2002. Previously, Mr. Gollnick served as the Company’s Vice President Vineyard Operations. Mr. Gollnick joined the Company in 1988 as General Manager, Vineyard Operations. For seven years prior to joining the Company, Mr. Gollnick was a vineyard manager for Thornhill Ranches of Santa Maria, California, where he managed 1,200 acres of vineyards. He has served as a director of the California Association of Winegrape Growers, Wine Institute, and American Vineyard Foundation, and has also served as president of the Central Coast Grape Growers and Monterey County Vintners and Growers Associations. Mr. Gollnick holds a B.S. degree in agricultural economics from the California Polytechnic State University San Luis Obispo.

Michael S. Thomsen has served as the Company’s Chief Financial Officer since March 2001. Mr. Thomsen joined the Company in 1997 as Controller after working twelve years at the accounting firm of Deloitte & Touche LLP as a senior audit manager. Mr. Thomsen is a Certified Public Accountant and has a B.A. degree in Business Economics from the University of California, Santa Barbara.

John L. Crary became a Director of the Company in 1997, and has served continuously as a Director since that time. Currently, Mr. Crary is President of Crary Enterprises LLC, a private investment company. Since 1988, Mr. Crary has been a corporate financial advisor and venture capital investor with early stage companies and oil and gas investments. Previously, he was an investment banker with E.F. Hutton & Company Inc., which he joined in 1979. He is also a director of microHelix, Inc., and Chairman of the Board of Trustees of the OCM Gold Fund. Mr. Crary is a graduate of the University of California at Irvine and the Columbia University Graduate School of Business.

Robert P. Hartzell became a Director of the Company in 1997, and has served continuously as a Director since that time. Mr. Hartzell is the owner of Harmony Vineyards, a producer of premium

Zinfandel wine grapes near Lodi, California. From 1978 to 1996, Mr. Hartzell was President of the California Association of Winegrape Growers. For six years during this period, Mr. Hartzell also served on the Agricultural Policy Advisory Committee to the U.S. Secretary of Agriculture and the U.S. Trade Representative in connection with the General Agreement on Trade and Tariffs negotiations. Mr. Hartzell has also served as Deputy Director of the California Department of Food and Agriculture. Mr. Hartzell holds a B.S. degree from the University of California at Davis.

Keith L. Krum became a Director of the Company on October 18, 2005. Mr. Krum retired in January 2005 after serving thirteen years as Senior Vice President and Manager of Agricultural Banking Group for Bank of the West. Mr. Krum has over 35 years of commercial banking experience. Mr. Krum has an Associate of Arts Degree from Fresno City College, and is a graduate of the National Advanced Agricultural Banking School at Iowa State University.

Officers serve at the discretion of the Board of Directors. The address of each executive officer and director is: c/o Scheid Vineyards Inc., 305 Hilltown Road, Salinas, California 93908.

No person set forth above (i) was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibition activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each of our executive officers and directors is a citizen of the United States.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 12, 2006, with respect to persons known by the Company to be beneficial owners of more than five percent of either the Company’s Class A Common Stock or the Company’s Class B Common Stock, as well as beneficial ownership of such classes of Common Stock by the executive officers and Directors of the Company, and all executive officers and Directors as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.

	Class A		Class B
Name and Address of Beneficial Owner(2)	Total	Percentage	Total	Percentage
Alfred G. Scheid(3)	1,621,489	35.3%	564,404	51.4%
Scott D. Scheid(4)	347,493	8.4%	120,458	11.0%
Heidi M. Scheid(5)	365,293	8.8%	128,483	11.7%
Kurt J. Gollnick(6)	227,108	5.5%	72,088	6.6%
Michael S. Thomsen(7)	10,000	*	0	0.0%
John L. Crary(7)	28,500	*	0	0.0%
Robert P. Hartzell(7)(8)	27,500	*	0	0.0%
Keith L. Krum(7)	10,000	*	0	0.0%
Emily K. Liberty(9)	258,166	6.3%	88,956	8.1%
Tyler P. Scheid(10)	280,966	6.8%	98,716	9.0%
Advisory Research, Inc.(11)	331,132	8.2%	0	0
All executive officers and Directors	2,637,383	52.6%	885,433	80.7%

*                    Less than one percent.

(1)          Except in the cases of Advisory Research, Inc., Dimensional Fund Advisors Inc. and Wynnefield Capital Inc. (the “Institutional Holders”) and for certain stock options exercisable for shares of Class A Common Stock as described in notes 4 through 6 below, all shares of Class A Common Stock reflected as beneficially owned by each person named in this table represent shares issuable upon conversion of the beneficial holder’s shares of Class B Common Stock. Beneficial ownership and the percentages of the Class A Common Stock and Class B Common Stock outstanding have been determined in accordance with Section 13(d) of the Exchange Act, and the rules promulgated thereunder. Any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after April 12, 2006 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership. In the case of the Institutional Holders, the stockholdings reported reflect data set forth in the latest Schedule 13G furnished to the Company by the respective Institutional Holder or filed with the Securities and Exchange Commission.

(2)          The address of each of the persons named in this table, other than the Institutional Holders, is c/o Scheid Vineyards Inc., 305 Hilltown Road, Salinas, California 93908. The addresses of the Institutional Holders are set forth in notes 10 and 11 below. Scott D. Scheid, Heidi M. Scheid, Emily K. Liberty and Tyler P. Scheid are children of Alfred G. Scheid.

(3)          Owned by Alfred G. Scheid as Trustee of the Alfred G. Scheid Revocable Trust dated October 8, 1992. Class A shares include the assumed conversion of 564,404 shares of Class B Common Stock as well as 1,057,085 shares of Class A Common Stock owned. Does not include 65,190 shares of Class A Common Stock and 34,810 shares of Class B Common Stock owned by a revocable trust of which Mr. Scheid’s wife is the sole trustee and over which Mr. Scheid does not have any voting power or investment power. Mr. Scheid disclaims beneficial ownership of the shares beneficially owned by his wife’s trust.

(4)          Class A shares include, 1) 203,135 shares of Class A Common Stock owned, 2) the assumed conversion of 120,458 shares of Class B Common Stock beneficially owned, 3) 2,600 shares owned by trusts for the benefit of the children of Mr. Scheid, 4) 1,300 shares owned in trust by a child of Heidi M. Scheid, of which Mr. Scheid is a co-trustee together with Heidi M. Scheid, and 5) 20,000 shares that may be acquired upon the exercise of options. Class B shares include  108,458 shares of Class B Common Stock owned by Scott D. Scheid and 12,000 shares of Class B Common Stock owned by trusts for the benefit of the children of Heidi M. Scheid, of which Mr. Scheid is a co-trustee together with Heidi M. Scheid.   Does not include 1,000 shares of Class B Common Stock owned by Scott D. Scheid’s wife, Nancy B. Scheid, and over which Scott D. Scheid does not have any voting power or investment power. Scott D. Scheid disclaims beneficial ownership of the shares beneficially owned by his wife.

(5)          Class A shares include, 1) 212,910 shares of Class A Common Stock owned 2) the assumed conversion of 125,683 shares of Class B Common Stock beneficially owned, 3) 1,300 shares owned by a trust for the benefit of a child of Ms. Scheid, 4) 2,600 shares owned by trusts for the benefit of children of Scott D. Scheid, of which Scott D. Scheid is a co-trustee together with Heidi M. Scheid, 5) 2,800 shares of Class B Common Stock owned by a trust for the benefit of a child of Tyler P. Scheid, of which Tyler P. Scheid is a co-trustee together with Heidi M. Scheid, and 6) 20,000 shares that may be acquired upon the exercise of options. Class B shares include 1) 113,683 shares of Class B Common Stock owned by Heidi M. Scheid, 2) 12,000 shares of Class B Common Stock owned by trusts for the benefit of the children of Ms. Scheid, of which Ms. Scheid is a co-trustee together with Scott D. Scheid, and 3) 2,800 shares of Class B Common Stock owned by a trust for the benefit of Tyler P. Scheid, of which Tyler P. Scheid is a co-trustee together with Heidi M. Scheid. Does not include 1,000 shares of Class B Common Stock owned by Ms. Scheid’s husband and over which Ms. Scheid does not have any voting power or investment power. Ms. Scheid disclaims beneficial ownership of the shares beneficially owned by her husband.

(6)          Class A shares include 135,020 shares of Class A Common Stock owned, assume the conversion of 72,088 shares of Class B Common Stock, and also include 20,000 shares that may be acquired upon the exercise of options. Does not include 1,000 shares of Class B Common Stock owned by Mr. Gollnick’s wife and over which Mr. Gollnick does not have any voting power or investment power. Mr. Gollnick disclaims beneficial ownership of the shares beneficially owned by his wife.

(7)          Represents shares that may be acquired upon the exercise of options. For Mr. Crary, also includes 1,000 shares of Class A Common Stock owned.

(8)          Does not include 600 shares of Class B Common Stock owned by Mr. Hartzell’s wife and over which Mr. Hartzell does not have any voting power or investment power. Mr. Hartzell disclaims beneficial ownership of the shares beneficially owned by his wife.

(9)          Class A shares include 166,610 shares of Class A Common Stock owned, the assumed conversion of 88,956 shares of Class B Common Stock beneficially owned, as well as 2,600 shares owned by a trust for the benefit of children of Ms. Liberty, of which Ms. Liberty is a co-trustee together with Tyler P. Scheid.

(10)   Class A shares include 179,650 shares of Class A Common Stock owned, the assumed conversion of 98,716 shares of Class B Common Stock beneficially owned, as well as 2,600 shares owned by a trust for the benefit of children of Emily K. Liberty, of which Ms. Liberty is a co-trustee together with Mr. Scheid. Class B Shares include 95,916 shares of Class B Common Stock owned by Tyler P. Scheid and 2,800 shares of Class B Common Stock owned by a trust for the benefit of a child of Mr. Scheid, of which Heidi M. Scheid is a co-trustee together with Mr. Scheid.

(11)   Advisory Research, Inc. (“Advisory”) is an investment advisor. The address of Advisory is 180 north Stetson St., Suite 5500, Chicago, IL 60601.

Agreement Among Certain Stockholders

Alfred G. Scheid, Heidi M. Scheid, Scott D. Scheid, Emily K. Liberty, Tyler P. Scheid, Kurt J. Gollnick and Shirley G. Scheid are parties to an Agreement of Certain Stockholders of Scheid Vineyards Inc. (“Stockholders Agreement”). Pursuant to the Stockholders Agreement, none of the parties thereto other than Alfred G. Scheid may, with limited exceptions, transfer any Class A Common Stock or Class B Common Stock without first offering such stock first to the Company, second to Alfred G. Scheid, and third to the other parties to the Stockholders Agreement. The Stockholders Agreement shall terminate on December 31, 2012 or at the election of the Company’s Board of Directors, whichever occurs sooner.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Certificate of Incorporation provides that we will indemnify and hold harmless our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.

In addition, our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the Delaware General Corporation Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal or state securities or environmental laws.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of ours as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

INCORPORATION BY REFERENCE

We are permitted to “incorporate by reference” certain documents and information into this Information Statement. This means that we are referring you to the information that we have filed separately with the Commission. The information incorporated by reference should be considered a part of this Information Statement, except for any information superceded by information contained directly in this Information Statement. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005 are incorporated by reference into this Information Statement. A copy of these reports are enclosed with this Information Statement.

AVAILABLE INFORMATION

The Reverse Stock Split will result in a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We and the Investor Group members have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Stock Split. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any interested stockholder, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written or oral request directed to Michael Thomsen, at the following address: Scheid Vineyards Inc., 305 Hilltown Road, Salinas, California 93908, telephone number (831) 455-9990.

We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the EDGAR filings obtained through the Commission’s Internet Website (http://www.sec.gov).

By order of the Board of Directors,

By:	/s/ Scott D. Scheid
Name: Scott D. Scheid
Title: Chief Executive Officer

Dated: April 12, 2006

ANNEX A

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
SCHEID VINEYARDS INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Scheid Vineyards Inc., a Delaware corporation (hereinafter called the “corporation”), does hereby certify as follows:

FIRST: This Certificate of Amendment amends the provisions of the corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 12:01 a.m., Eastern time, on May 12, 2006.

THIRD: the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of Section A of Article IV of the Certificate of Incorporation:

“At the effective time of this amendment, every five (5) shares of Class A Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the effectiveness of this amendment will be automatically reclassified and changed (without any further act) into one (1) fully paid and non-assessable share of Class A Common Stock, par value $0.001 per share. At the effective time of this amendment, every five (5) shares of Class B Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the effectiveness of this amendment will be automatically reclassified and changed (without any further act) into one (1) fully paid and non-assessable share of Class B Common Stock, par value $0.001 per share. No fractional shares of Class A or Class B Common Stock will be issued by reason of this amendment. Following the effective time of this amendment, the corporation will pay to the holders of fractional shares resulting from the effectiveness of this amendment a cash amount of $9.25 per share for the shares of Class A and Class B Common Stock not evenly divisible by five (5) and held by such holders immediately prior to the effectiveness of this amendment.”

IN WITNESS WHEREOF, Scheid Vineyards Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this        day of May, 2006.

SCHEID VINEYARDS INC.

By:
Name: Scott D. Scheid
Title: President

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